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                                                                EXHIBIT 3.1


                            ARTICLES OF AMENDMENT TO
                          ARTICLES OF INCORPORATION OF
                                INTERVOICE, INC.

         Pursuant to the provisions of Article 4.04 of the Texas Business Corporation Act, the undersigned corporation hereby adopts the following Articles of Amendment to its Articles of Incorporation.

                                    ARTICLE I

         The name of the corporation is INTERVOICE, INC.

                                   ARTICLE II

         Article One of the Articles of Incorporation is hereby amended to read in its entirety as follows:

                                  "ARTICLE ONE
                                      NAME

         The name of the corporation is InterVoice-Brite, Inc. (the "Corporation")."

                                   ARTICLE III

         The amendment was adopted by the shareholders of the corporation as of August 17, 1999.

                                   ARTICLE IV

         The number of shares of common stock, no par value per share ("Common Stock") of the Corporation outstanding, and the numbers of shares entitled to vote on the amendment, is 28,899,109.

                                    ARTICLE V

         The number of shares of Common Stock voted for such amendment was 27,196,749. The number of shares of Common Stock voted against such amendment was 88,783.

         IN WITNESS WHEREOF, the corporation has executed these Articles of Amendment as of the 17th day of August, 1999.

                             INTERVOICE-BRITE, INC.



                                       By:  /s/ DEAN C. HOWELL
                                            ------------------------------------
                                            Dean C. Howell
                                            Vice President and Corporate Counsel